UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2014

BLACKBAUD, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 9, 2014, the Board of Directors (the “Board”) of Blackbaud, Inc. (the “Company”) elected Peter J. Kight as a new member of the Board and its Audit Committee, effective as of December 9, 2014 (the “Effective Date”). In connection with Mr. Kight’s election, the Board increased the size of the Board to eight directors. Mr. Kight joined the Board as a new Class A director and his term will expire with the terms of the other Class A directors at the 2017 annual meeting of stockholders.
There were no arrangements or understandings between Mr. Kight and any other person pursuant to which Mr. Kight was appointed as a director of the Board and there are no related party transactions between Mr. Kight and the Company.
As a director of the Company and member of its Audit Committee, Mr. Kight will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices described in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2014. This compensation generally consists of an annual retainer of $50,000 (for up to a maximum of eight meetings) for his service on the Board, an annual retainer of $15,000 (for up to a maximum of twelve meetings) for his service on the Audit Committee, both as prorated for this and any other partial year of service. Mr. Kight will receive an annual grant of restricted stock awards with a value of approximately $165,000. The Board expects to make the initial grant to Mr. Kight in February 2014 during the next period considered to be an “open trading window” under the Company’s equity grant policy.
A copy of the press release announcing the election of Mr. Kight is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press release dated December 11, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	December 11, 2014	/s/ Anthony W. Boor
Anthony W. Boor
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)